AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT

This Amendment No. 3 to the Management Agreement dated November 1, 2004 as amended April 30, 2005 and April 28, 2008 (the “Agreement”), by and between Met Investors Series Trust and Met Investors Advisory, LLC (a predecessor to MetLife Advisers, LLC) (the “Manager”), is entered into effective the 12th day of November, 2009.

WHEREAS the Agreement provides for the Manager to provide certain services to the Trust for which the Manager is to receive agreed upon fees; and

WHEREAS the Manager and the Trust desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to revise the compensation payable with regard to the following Portfolios:

Portfolio	Percentage of average daily net assets
Met/Franklin Templeton Founding Strategy Portfolio	0.050% of first $500 million plus 0.040% of such assets over $500 million up to $1 billion plus 0.030% of such assets over $1 billion

American Funds Balanced Allocation Portfolio	0.100% of first $500 million plus 0.075% of such assets over $500 million up to $1 billion plus 0.050% of such assets over $1 billion

American Funds Growth Allocation Portfolio	0.100% of first $500 million plus 0.075% of such assets over $500 million up to $1 billion plus 0.050% of such assets over $1 billion

American Funds Moderate Allocation Portfolio	0.100% of first $500 million plus 0.075% of such assets over $500 million up to $1 billion plus 0.050% of such assets over $1 billion

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 12th day of November, 2009.

MET INVESTORS SERIES TRUST

By:	/s/ Jeffrey A. Tupper
Name: Jeffrey A. Tupper
Title: Treasurer

METLIFE ADVISERS, LLC

By:	/s/ Jeffrey A. Tupper
Name: Jeffrey A. Tupper
Title: Vice President

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